Ed Murray
Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 09/18/2017 12:48 PM
Original ID: 2012-000619528
Amendment ID: 2017-002133587

Profit Corporation
Articles of Amendment

1. Corporation name:

Orion Financial Group, Inc.

2. Article number(s) 1 and 5 is amended as follows:

Article One:

The name of the corporation is:

U-Mind Space, Inc.

Article Five, as amended, is deleted in its entirety and replaced with the text set forth on Annex A hereto.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 09/28/2017
(Date – mm/dd/yyyy)

SEP 13 2017
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]
(May be executed by Chairman of Board, President or another of its officers.)

Date: 09/12/2017
(mm/dd/yyyy)

Print Name: Sehee Lee

Title: Chairman of the Board

Contact Person: Sehee Lee

Daytime Phone Number: 818-636-6604

Email: umindspace@gmail.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

ANNEX A

ARTICLE 5

The total number of shares of stock which the corporation shall have authority to issue is: two hundred fifty five million (255,000,000) shares, consisting of a class of two hundred fifty million (250,000,000) shares of Common Stock, par value of $0.0001 per share and a class of five million (5,000,000) shares of Preferred Stock, par value of $0.0001 per share.

The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series.

The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of shares that will comprise each series. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any share thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the
Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase
of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged; (f)
Voting rights, if any; and

(f) Any other rights and preferences of such shares, to the full extent now or hereafter permitted· by the General Corporation Law of the State of Wyoming.

Effective the date this amendment was adopted on, every forty (40) issued and outstanding shares of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation. No fractional share shall be issued in connection with the foregoing stock split: all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder will be rounded to the nearest whole share.

UGY.